Exhibit 99.1

October 29, 2021

Envestnet Announces Resignation of Anil Arora

CHICAGO—(BUSINESS WIRE) —

Envestnet, Inc. (NYSE: ENV), today announced that Anil Arora has resigned as a director of the Company effective October 28, 2021.

Bill Crager, Envestnet’s President and Chief Executive Officer, said “On behalf of the Board of Directors and management of Envestnet, I want to thank Anil for his years of service to Envestnet and we wish him well in his future endeavors.” Mr. Crager noted that Mr. Arora served as president and chief executive officer of Yodlee, Inc. from February 2000 and became Vice Chairman of the Board and Chief Executive of Envestnet | Yodlee in November 2015 when Yodlee was acquired by Envestnet. Mr. Arora stepped down as Chief Executive of Envestnet | Yodlee effective March 1, 2019 but remained a director of Envestnet. Mr. Crager added, “Anil’s knowledge of, and experience with, financial technology companies was a valuable resource to our board.”

About Envestnet

Envestnet refers to the family of operating subsidiaries of the public holding company, Envestnet, Inc. (NYSE: ENV). Envestnet is transforming the way financial advice and wellness are delivered. Our mission is to empower advisors and financial service providers with innovative technology, solutions and intelligence to make financial wellness a reality for everyone. Nearly 108,000 advisors and more than 6,000 companies including: 17 of the 20 largest U.S. banks, 46 of the 50 largest wealth management and brokerage firms, over 500 of the largest RIAs and hundreds of FinTech companies, leverage Envestnet technology and services that help drive better outcomes for enterprises, advisors and their clients.

For more information, please visit www.envestnet.com, subscribe to our blog, and follow us on Twitter (@ENVintel) and LinkedIn.

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